Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Lilly Directors’ Deferral Plan of Eli Lilly and Company of our reports dated February 17, 2021, with respect to the consolidated financial statements of Eli Lilly and Company and subsidiaries and the effectiveness of internal control over financial reporting of Eli Lilly and Company and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

August 13, 2021